Putnam Capital Opportunities Fund
10/31/14 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


74U1	  Class A   16,695
	  Class B   764
	  Class C   1,782
	  Class M   278

74U2	  Class R   1,243
          Class R5  599
          Class R6  587
	  Class Y   2,826


74V1	  Class A   17.53
	  Class B   15.51
	  Class C   15.69
          Class M   16.25

74V2	  Class R   17.11
	  Class R5  18.00
          Class R6  18.02
          Class Y   17.96



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.